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                                                                     EXHIBIT 2.5



                   AMENDED AND RESTATED PLAN OF REORGANIZATION
                                       OF
                                    ELEKTRYON

         The amended and restated plan of reorganization of Elektryon, a Nevada corporation ("Transferor"), relating to the transaction contemplated by the Asset Acquisition Agreement (the "Agreement") to be entered into, by and between Elektryon and Solo Energy Corporation (the "Acquiror") is as follows:

        1.      Transferor shall enter into the Agreement.

        2. Transferor shall transfer its properties to Acquiror in accordance with the terms of the Agreement.

        3. Following the closing under the Agreement (the "Closing"), Transferor shall not engage in business and shall proceed to wind up its affairs and dissolve as expeditiously as possible.

        4. Five days prior to the first anniversary of the Closing, Transferor shall transfer to one or more trusts that qualify as liquidating trusts under Treasury Regulations section 301.7701-4(d) all of Transferor's assets that it is not feasible for Transferor to distribute to its shareholders, and shall distribute the remaining assets to its shareholders.




Dated:  June __, 2001